SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 5, 2002

WITNESS SYSTEMS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-29335 (Commission File Number)	23-2518693 (I.R.S. Employer Identification No.)

300 Colonial Center Parkway
Roswell, GA 30076
(Address of principal executive offices)

(770) 754-1900
(Registrant’s telephone number, including area code)

ITEM 5. OTHER EVENTS.

     On September 5, 2002, Witness Systems, Inc. issued a press release, a copy of which is filed as Exhibit 99.1.

ITEM 7. FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS.

(c)	Exhibits.

	99.1	Press release issued by Witness Systems, Inc. on September 5, 2002.

ITEM 9. REGULATION FD DISCLOSURE

     On September 9, 2002, David B. Gould, the President, Chief Executive Officer and Chairman of Witness Systems, Inc. (the “Company”) and Alain Livernoche, the Company’s Senior Vice President, Global Sales, each entered into a sales plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, under which each of them may sell shares of the Company’s Common Stock. Under Rule 10b5-1, corporate insiders may adopt a prearranged plan or contract for the sale of Company securities under specified conditions.

     Under his sales plan, Mr. Gould has authorized Goldman, Sachs & Co. to sell on his behalf up to a total of 149,175 shares of the Company’s Common Stock subject to a minimum price (which is higher than the current market price at the date of this report). No sales will be made before October 31, 2002 or after August 11, 2003. Under his plan, Goldman, Sachs & Co. will sell up to 765 shares of stock each trading day when the market price exceeds the minimum price specified in the plan. The sales plan will expire on August 11, 2003, unless earlier terminated in accordance with its terms.

     Under his sales plan, Mr. Livernoche has authorized Goldman Sachs & Co. to sell on his behalf up to a total of 50,000 shares of the Company’s Common Stock subject to a minimum price (which is higher than the current market price at the date of this report). No sales will be made before October 31, 2002 or after October 10, 2003. Under his plan, Goldman, Sachs & Co. will sell up to 1,000 shares of stock each week when the market price exceeds the minimum price specified in the plan. The sales plan will expire on October 10, 2003, unless earlier terminated in accordance with its terms.

     Except as may be required by law, the Company does not undertake to report future plans by officers or directors of the Company, nor to report modifications, terminations, transactions or other activities under such plans.

     Certain information in this Current Report on Form 8-K is furnished pursuant to Item 9 and such information shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: September 11, 2002	Witness Systems, Inc.

	By:	/s/ Loren Wimpfheimer

Loren Wimpfheimer Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Description

99.1	Press release issued by Witness Systems, Inc. on September 5, 2002.